Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

Overland Park, KS, Oct. 28, 2008 – Waddell & Reed Financial, Inc. (NYSE: WDR) reported third quarter net income of $33.4 million, or $0.40 per diluted share compared to net income of $35.2 million, or $0.42 per diluted share during the second quarter and net income of $32.0 million, or $0.39 per diluted share in last year’s third quarter.

Business Discussion

Management commentary

“To state the obvious, the third quarter and October-to-date have been the most difficult period in the markets in our 10 years as a public company, and perhaps the most difficult in our firm’s 71-year history,” said Hank Herrmann, Chief Executive Officer of Waddell & Reed Financial, Inc.  “Fear spiked in September as concerns about the financial crisis erupted and investors, seeking to protect capital, left the debt and equity markets at a frenzied pace.

“Despite unprecedented risk aversion by investors, our balanced distribution model fared relatively well.  Our Advisors channel, with its low redemption rate relative to peers, served as a stabilizing force for our assets and contributed $6 million of net inflows during the quarter.  Our Wholesale channel slowed, yet provided positive flows of $1.0 billion during the quarter,” continued Herrmann. “The virtues of our combined Advisor/Wholesale models were again manifest against this challenging market.”

Advisors channel

Gross sales during the quarter were $0.9 billion, a 21% decline compared to the second quarter and a 3% decline compared to the same period last year.  Net flows remained positive at $6 million.  This compares to $243 million during the second quarter and outflows of $7 million during the same period last year.  Weaker sales volume, as opposed to higher redemptions, was the reason for the deceleration of flows.  Despite investors’ fears and broad-based flight to cash, redemptions in our Advisors channel fell slightly on a sequential basis.  The increase in our redemption rate to 8.2% during the quarter compared to 7.7% during the second quarter was entirely due to a 7% decline in average assets, not accelerated withdrawals by our clients.  We believe the redemption experience in our Advisors channel is among the lowest in the industry.  This ability to retain assets leads to superior profitability while the relative stability of our asset base makes our Advisors’ business more predictable.

Wholesale channel

Gross sales of $3.7 billion during the quarter decreased 18% compared to the previous quarter but were 50% higher compared to last year’s third quarter.  Net flows remain positive at $1.0 billion; however, the monthly trend decelerated throughout the quarter and September net outflows were $378 million.

The deceleration of sales during the quarter is attributable to the current market environment and its affect on investor appetite for investment products, including our Ivy Asset Strategy and Ivy Global Natural Resources funds, the key funds which had been garnering a meaningful proportion of sales in our Wholesale channel.

Institutional channel

Gross sales during the quarter were $560 million, a 16% decline on a sequential quarter basis, but nearly twice the volume in last year’s third quarter.  Sales continue to be largely driven by our subadvisory relationship with Pictet & Cie.  Net inflows of $283 million during the quarter compare favorably to inflows of $196 million last quarter and outflows of $236 million during the comparable quarter in 2007.

Management Fee Revenue Analysis

We earn management fee revenues by providing investment management services to our retail funds and institutional clients.  These revenues are based on the amount of average assets under management and are influenced by asset composition, sales, redemptions, and financial market conditions.

Average assets under management declined by 4% on a sequential quarter basis and increased 21% compared to last year’s third quarter.

The effective management fee rate declined slightly to 64.2 basis points in the current quarter compared to 65.1 basis points in the previous quarter and 68.0 basis points in last year’s third quarter.  The decline is due to a mix-shift in assets under management.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

On a sequential basis, the decline in revenues was mostly due to weaker sales volume on front-load products (Class A and variable annuities), and to a lesser degree, lower asset-based service fee revenues; a result of lower assets under management.  Direct expenses dropped in correlation with lower sales volume and lower asset levels.  Indirect expenses remained almost unchanged.

Compared to last year’s third quarter, revenues increased slightly as lower sales volume on front-load products were offset by higher revenues in our asset allocation products.  Direct expenses declined slightly as commissions paid on front-load products decreased, and to a less significant degree, lower asset-based service fee costs.  These were offset by higher costs from higher asset levels in our asset allocation products.  Indirect expenses increased on higher marketing, support and sales reward costs.

Wholesale channel

Sequentially, revenues declined on lower sales volume by Legend advisors whose activities are included in our Wholesale efforts.  In third-party distribution, we observed an increase in back-end load fees due to redemptions in the quarter.  Direct expenses declined on lower sales volume while indirect expenses rose due to higher meeting and travel costs.

Compared to the same period last year, most of the increase in revenues was due to higher asset levels, which resulted in higher asset-based service and distribution fees.  Direct revenues rose as asset levels increased, resulting in higher asset-based service and distribution costs to our distributors.  Higher commission costs in third-party distribution were offset by lower sales volume by Legend advisors.  Indirect expenses increased due to higher meeting and travel costs, and to a lesser extent, higher marketing and compensation costs.

Operating Expense Analysis

On a sequential quarter basis, the decline in operating costs is due to a combination of lower underwriting and distribution costs (discussed above), lower compensation costs and lower subadvisory expenses.  The decline in compensation expenses was largely due to adjustments to our deferred compensation costs while subadvisory expenses declined on lower asset levels in our subadvised mutual funds.

Compared to the same period last year, expenses rose mostly due to higher underwriting and distribution costs (discussed above).  Higher compensation and general and administrative expenses contributed marginally to the increase.  Compensation and related expenses increased on a combination of higher headcount and base compensation and was partially offset by adjustments to our deferred compensation costs in the current quarter.  General and administrative expenses rose on a combination of higher information technology and fund-related costs.

Subadvised average assets under management were $10.6 billion in the current quarter, compared to $12.8 billion during the second quarter of 2008 and $10.9 billion during the third quarter of 2007.

Margin Discussion

On a sequential quarter basis, our operating margin improved to 23.1% compared to 22.4% in the second quarter.  A combination of softer sales volume in our Wholesale channel, and to a lesser degree, lower incentive compensation accruals and lower levels of subadvised assets under management resulted in an improvement to our operating margin.

Compared to last year’s third quarter, the operating margin remained almost unchanged.

Other

Investment and other income/(loss) was lower in the current quarter compared to the second quarter  primarily due to mark-to-market adjustments to our mutual fund trading portfolios and, to a lesser degree lower effective interest rates and a slight decline in average balances for cash and short-term investments.  Compared to last year’s third quarter, investment and other income/(loss) was lower on a combination of mark-to-market adjustments to our mutual fund trading portfolios, recognition of a loss on our trading portfolios and lower effective interest rates.  Last year’s third quarter also included investment gains on the sale of our available-for-sale mutual fund holdings.

During the quarter, our effective tax rate declined to 36.1% compared to 36.6% in the previous quarter and 37.0% during last year’s comparable period.  This decline was largely due to a change in a state tax law that allowed for the recognition of a tax benefit related to previous losses, which, until the law changed, had a full valuation allowance recorded against it.  We expect our effective tax rate to be 36.9% to 37.5% exclusive of any law changes or state tax credits.

Balance Sheet Information

We negotiated a renewal of our credit facility effective October 6th to a 364-day revolver with various lenders for a total of $175 million, whereby the lenders could, at their option upon our request, expand the facility to $200 million.

Cash and cash equivalents and investment securities were $262 million (excluding $67 million held for the benefit of customers segregated in compliance with federal and other regulations).  We have no short-term borrowings against our money market loan program or our previous $200 million credit facility, which expired in early October.

Stockholders’ equity was $368 million and there were 85.2 million shares outstanding.  During the quarter, we repurchased 1.1 million shares on the open market or privately at an aggregate cost of $32.5 million.

Unaudited Schedule of Operating Data

(Amounts in thousands, except for per share data)	2007				2008
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$82,860	$89,383	$94,806	$105,296	$102,972	$112,583	$107,911
Underwriting and distribution fees	84,016	88,556	92,168	106,345	106,111	114,254	107,054
Shareholder service fees	22,623	23,347	23,678	24,476	24,986	25,946	26,259
Total operating revenues	189,499	201,286	210,652	236,117	234,069	252,783	241,224
Operating Expenses:
Underwriting and distribution	94,397	99,528	105,604	122,745	124,777	132,292	125,589
Compensation and related costs	26,932	28,312	28,760	31,901	34,346	32,870	30,701
General and administrative	10,083	11,840	12,745	13,819	13,833	14,731	14,912
Subadvisory fees	9,215	10,638	11,459	12,532	11,834	13,037	10,866
Depreciation	3,043	3,062	3,167	3,140	3,140	3,188	3,389
Total operating expenses	143,670	153,380	161,735	184,137	187,930	196,118	185,457
Operating Income:	45,829	47,906	48,917	51,980	46,139	56,665	55,767
Investment and other income	2,480	2,609	4,831	6,532	2,186	1,817	(530)
Interest expense	(2,984)	(2,982)	(2,984)	(2,974)	(2,978)	(2,982)	(2,984)
Income before taxes	45,325	47,533	50,764	55,538	45,347	55,500	52,253
Provision for taxes	16,598	17,827	18,797	20,441	17,006	20,313	18,888
Net Income	$28,727	$29,706	$31,967	$35,097	$28,341	$35,187	$33,365
Net income per share- diluted	0.35	0.36	0.39	0.42	0.33	0.42	0.40
Weighted average shares outstanding - diluted	82,803	82,323	82,099	83,676	84,964	84,594	83,611
Operating margin	24.2%	23.8%	23.2%	22.0%	19.7%	22.4%	23.1%

Underwriting and Distribution

(Amounts in thousands)	2007				2008
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$56,807	$57,839	$57,728	$65,836	$61,677	$63,812	$57,968
Expenses
Direct	39,340	40,173	39,539	44,461	42,712	44,872	40,106
Indirect	20,775	20,057	21,145	22,800	22,616	23,588	23,428
Total expenses	$60,115	$60,230	$60,684	$67,261	$65,328	$68,460	$63,534
Margin	-5.8%	-4.1%	-5.1%	-2.2%	-5.9%	-7.3%	-9.6%
Wholesale Channel (Third-Party)
Revenues	$12,968	$15,609	$19,271	$25,343	$30,345	$35,905	$36,242
Expenses
Direct	16,951	20,025	25,340	35,253	39,595	43,307	41,520
Indirect	5,001	6,158	6,304	6,820	7,252	7,372	8,539
Total expenses	$21,952	$26,183	$31,644	$42,073	$46,847	$50,679	$50,059
Wholesale Channel (Legend)
Revenues	$14,241	$15,108	$15,169	$15,166	$14,089	$14,537	$12,844
Expenses
Direct	9,478	10,165	10,158	10,046	9,423	9,695	8,526
Indirect	2,852	2,950	3,118	3,365	3,179	3,458	3,470
Total expenses	$12,330	$13,115	$13,276	$13,411	$12,602	$13,153	$11,996
Consolidated Total
Revenues	$84,016	$88,556	$92,168	$106,345	$106,111	$114,254	$107,054
Expenses
Direct	65,769	70,363	75,037	89,760	91,730	97,874	90,152
Indirect	28,628	29,165	30,567	32,985	33,047	34,418	35,437
Total expenses	$94,397	$99,528	$105,604	$122,745	$124,777	$132,292	$125,589

Changes in Assets Under Management

	2007				2008
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$29,905	$30,427	$32,153	$34,069	$34,562	$32,075	$32,687
Sales (net of commissions)	783	866	902	1,000	1,048	1,100	871
Redemptions	(915)	(1,027)	(922)	(965)	(917)	(914)	(904)
Net sales	(132)	(161)	(20)	35	131	186	(33)
Net exchanges	(39)	(46)	(67)	(29)	(67)	(36)	(27)
Reinvested dividends & capital gains	65	108	80	(8)	69	93	66
Net flows	(106)	(99)	(7)	(2)	133	243	6
Market action	628	1,825	1,923	495	(2,620)	369	(4,188)
Ending assets	$30,427	$32,153	$34,069	$34,562	$32,075	$32,687	$28,505

Wholesale Channel
Beginning assets	$10,819	$11,996	$14,247	$17,405	$21,537	$24,532	$28,948
Sales (net of commissions)	1,300	1,703	2,500	3,967	5,413	4,574	3,743
Redemptions	(596)	(635)	(701)	(863)	(1,171)	(1,243)	(2,714)
Net sales	704	1,068	1,799	3,104	4,242	3,331	1,029
Net exchanges	37	45	65	27	65	35	24
Reinvested dividends & capital gains	12	35	18	(89)	6	31	(9)
Net flows	753	1,148	1,882	3,042	4,313	3,397	1,044
Market action	424	1,103	1,276	1,090	(1,318)	1,019	(6,639)
Ending assets	$11,996	$14,247	$17,405	$21,537	$24,532	$28,948	$23,353

Institutional Channel
Beginning assets	$7,677	$7,315	$7,564	$7,908	$8,769	$8,285	$8,489
Sales (net of commissions)	353	137	282	1,111	696	664	560
Redemptions	(899)	(319)	(542)	(368)	(365)	(497)	(303)
Net sales	(546)	(182)	(260)	743	331	167	257
Net exchanges	0	0	0	0	0	0	0
Reinvested dividends & capital gains	28	28	24	25	27	29	26
Net flows	(518)	(154)	(236)	768	358	196	283
Market action	156	403	580	93	(842)	8	(846)
Ending assets	$7,315	$7,564	$7,908	$8,769	$8,285	$8,489	$7,926
Consolidated Total
Beginning assets	$48,401	$49,738	$53,964	$59,382	$64,868	$64,892	$70,124
Sales (net of commissions)	2,436	2,706	3,684	6,078	7,157	6,338	5,174
Redemptions	(2,410)	(1,981)	(2,165)	(2,196)	(2,453)	(2,654)	(3,921)
Net sales	26	725	1,519	3,882	4,704	3,684	1,253
Net exchanges	(2)	(1)	(2)	(2)	(2)	(1)	(3)
Reinvested dividends & capital gains	105	171	122	(72)	102	153	83
Net flows	129	895	1,639	3,808	4,804	3,836	1,333
Market action	1,208	3,331	3,779	1,678	(4,780)	1,396	(11,673)
Ending assets	$49,738	$53,964	$59,382	$64,868	$64,892	$70,124	$59,784

Supplemental Information

	2007				2008
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	9.8%	10.0%	8.8%	8.0%	8.4%	7.7%	8.2%
Wholesale	21.0%	18.8%	17.9%	17.3%	20.6%	18.0%	39.3%
Institutional	48.0%	17.0%	28.4%	17.4%	17.5%	23.4%	14.3%
Total	18.4%	13.3%	14.1%	12.2%	14.0%	13.8%	21.9%

Sales per advisor (000s)
Total	252	305	296	334	351	357	272
2+ Years	371	434	439	505	548	538	412
0 to 2 Years	77	102	91	94	100	105	84

Gross production per advisor (000s)	16.1	15.9	15.2	17.4	17.2	17.4	15.0

Number of advisors	2,171	2,175	2,273	2,293	2,235	2,285	2,357

Number of shareholder accounts (000s)	2,969	3,047	3,142	3,275	3,432	3,638	3,736

Number of shareholders (000s)	663	688	696	720	757	850	878

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	42%	51%	56%
Top half	74%	68%	79%

Equity assets
Top quartile	32%	72%	72%
Top half	78%	90%	82%

All funds
Top quartile	44%	51%	50%
Top half	75%	70%	80%

All assets
Top quartile	35%	70%	67%
Top half	80%	90%	83%

MorningStar
% of funds with 4 or 5 stars
Equity funds	46%	46%	50%
All funds	38%	40%	39%

% of assets with 4 or 5 stars
Equity funds	70%	67%	72%
All funds	63%	61%	65%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, October 28, 2008 at 10:00 a.m. Eastern.  During this call, Henry J. Herrmann, CEO, will review our third quarter results.  Live access to the teleconference will be available on the “Corporate” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for 7 days.

Web site Resources

We invite you to visit the “Corporate” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, W&R Target Funds, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2007, which include, without limitation:

•                  Loss of existing distribution channels or inability to access new distribution channels;

•                  A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                  Investors’ failure to renew our investment management or subadvisory agreements, or the terms of any such renewals being on unfavorable terms;

•                  A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds;

•                  The unsuccessful implementation of new systems or business technology platforms, or such implementations not being timely or cost effective; and

•                  Changes in, or non-compliance with, laws, regulations or legal, regulatory, accounting, tax or compliance requirements or governmental policies applicable to the investment management and broker/dealer industries.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2007 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2008.  All forward-looking statements speak only as of the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.